EXHIBIT 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES ANNOUNCES RETIREMENT OF BOARD CHAIRMAN

THE WOODLANDS, TX - FEBRUARY 27, 2018 - Newpark Resources, Inc. (NYSE: NR) today announced that in accordance with the Company’s retirement policy, David C. Anderson, Chairman of the Board, will retire following the Annual Meeting of Stockholders on May 17, 2018 after 12 years of service.
Paul L. Howes, President and Chief Executive Officer, stated, “We would like to thank David for his invaluable leadership and contributions to Newpark during his 12 years of service as a director of the Company. Serving as Chairman of the Board since 2014, David’s leadership was instrumental in the Company’s navigation through one of the most challenging downturns our industry has seen. Under his leadership, Newpark has emerged a stronger and more diversified company, well positioned to continue the execution of our long-term strategy.”
Mr. Anderson stated, “It has been my distinct pleasure to serve on this board for 12 years and lead the board during the past four years. I’m proud of the tremendous transformation, growth and success the Company has achieved over this time, and I leave with great confidence in Newpark’s future and the strength of its Board.”

Newpark Resources, Inc. is a worldwide provider of value-added fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2016, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry, our customer concentration and reliance on the U.S. exploration and production market, risks related to our international operations, the cost and continued availability of borrowed funds including noncompliance with debt covenants, operating hazards present in the oil and natural gas industry, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, our market competition, compliance with legal and regulatory matters, including environmental regulations, the availability of insurance and the risks and limitations of our insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, risks related to severe weather, particularly in the U.S. Gulf Coast, cybersecurity breaches or business system disruptions and risks related to the fluctuations in the market value of our common stock. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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